Exhibit 2.1

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

AMONG

LUMBER LIQUIDATORS, INC.,

LUMBER LIQUIDATORS HOLDINGS, INC.,

and

LUMBER LIQUIDATORS MERGER SUB, INC.

December 29, 2009

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (“Agreement”), dated as of December 29, 2009, is entered into by and among Lumber Liquidators, Inc., a Delaware corporation (the “Company”), Lumber Liquidators Holdings, Inc., a Delaware corporation (“Holdco”) and a direct, wholly owned subsidiary of the Company, and Lumber Liquidators Merger Sub, Inc., a Delaware corporation (“MergerSub”) and a direct, wholly owned subsidiary of Holdco.

RECITALS

A. The Company’s authorized capital stock consists of (i) 35,000,000 shares of common stock, par value $.001 per share (“Company Common Stock”), of which 27,239,086 shares were issued and outstanding as of December 28, 2009 and (ii) 8,000,000 shares of preferred stock, $.01 per share, none of which is currently outstanding (“Company Preferred Stock”).

B. As of the date hereof, Holdco’s authorized capital stock consists of (i) 35,000,000 shares of common stock, par value $.001 per share (“Holdco Common Stock”), of which 100 shares were issued and outstanding as of December 28, 2009 and (ii) 8,000,000 shares of preferred stock, $.01 per share, none of which is currently outstanding (“Holdco Preferred Stock”).

C. The designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the Holdco Preferred Stock and the Holdco Common Stock are the same as those of the Company Preferred Stock and the Company Common Stock.

D. The Certificate of Incorporation and the Bylaws of Holdco immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Certificate of Incorporation and Bylaws of the Company immediately before the Effective Time (to the extent required by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”)).

E. The directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Holdco as of the Effective Time.

F. Holdco and MergerSub are newly formed corporations organized for the purpose of participating in the transactions herein contemplated.

G. The Company desires to create a new holding company structure in accordance with Section 251(g) of the DGCL by merging MergerSub with and into the Company with the Company being the surviving corporation, and converting each outstanding share of Company Common Stock into a like number of shares of Holdco Common Stock, all in accordance with the terms of this Agreement.

H. The Boards of Directors of Holdco, MergerSub and the Company have approved this Agreement and the merger of MergerSub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”).

I. The Company will, immediately prior to the Effective Time, contribute to the capital of Holdco, to be converted to Holdco Common Stock and held in the treasury of Holdco, any shares of Company Common Stock then held by the Company in its treasury.

J. For federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and MergerSub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. In accordance with Section 251(g) of the DGCL and subject to and upon the terms and conditions of this Agreement, MergerSub shall, at the Effective Time, be merged with and into the Company, the separate corporate existence of MergerSub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.” At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

Section 1.2 Effective Time. The Merger shall become effective at 11:59 p.m. Eastern Standard Time on December 31, 2009 (such time being referred to herein as the “Effective Time”).

Section 1.3 Certificate of Incorporation. From and after the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that, from and after the Effective Time:

(a) Article IV shall be amended and restated so as to read in its entirety as follows:

“Article IV—Stock

The aggregate number of shares which the Corporation shall have authority to issue shall be 10,000, consisting of 10,000 shares of Common Stock, par value $.01 per share.”

(b) Article V shall be amended and restated so as to read in its entirety as follows:

“Section 1. Number. The initial number of directors of the Corporation shall be three (3). The exact number of directors shall be fixed from time to time by, or in the manner provided in, the Corporation’s Bylaws.

Section 2. Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors, which shall exercise all the powers of the Corporation except as are by law or by the Certificate of Incorporation or the Bylaws of the Corporation conferred upon or reserved to the stockholders of the Corporation.”

Section 1.4 Bylaws. From and after the Effective Time, the Bylaws of MergerSub, as in effect immediately prior to the Effective Time, shall thereafter continue in full force and effect as the bylaws of the Surviving Corporation until thereafter amended or repealed as provided therein.

Section 1.5 Directors. The directors of MergerSub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of MergerSub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of MergerSub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of MergerSub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, MergerSub, the Company or the holder of any of the following securities:

(a) Each share or fraction of a share of the Company issued and outstanding immediately prior to the Effective Time shall, upon compliance with the procedures specified in Section 1.9 of this Agreement, be converted in the Merger into the right to receive a duly issued, fully paid and non-assessable share or equal fraction of a share of Holdco having the same preferences, rights, and limitations as the share or fraction of a share of the Company being converted in the Merger. Each right to acquire shares of the Company outstanding immediately prior to the Effective Time shall be converted in the Merger into a right to acquire shares of Holdco having the same preferences, rights, and limitations as the right to acquire shares of the Company being converted in the Merger.

(b) Each share or fraction of a share of MergerSub outstanding immediately prior to the Effective Time shall be converted in the Merger into a share or equal fraction of a share of the Surviving Corporation.

(c) Each share of Holdco Common Stock owned by the Company immediately prior to the Merger shall automatically be canceled and retired and shall cease to exist.

(d) From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

(e) Immediately prior to the Effective Time, the Company will contribute to the capital of Holdco, to be converted to Holdco Common Stock and held in the treasury of Holdco, any shares of Company Common Stock then held by the Company in its treasury.

Section 1.9 Procedures Relating to Company Common Stock.

(a) Exchange of Certificates. Immediately following the Effective Time, Holdco shall make available to each record holder who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented Company Common Stock (the “Certificate” or “Certificates”), a letter of transmittal and instructions (“Letter of Transmittal”) for use in effecting the surrender of the Certificates for conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Holdco and the form of Letter of Transmittal shall so reflect. Upon surrender to Holdco of a Certificate, together with such Letter of Transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of shares of fully paid and nonassessable shares of Holdco Common Stock to which such holder of Company

Common Stock shall have become entitled pursuant to the provisions of Section 1.8 hereof and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the consideration payable upon the surrender of the Certificates. If any portion of the consideration to be received upon exchange of a Certificate is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate for Holdco Common Stock to such other person, or established to the satisfaction of Holdco that such tax has been paid or that such tax is not applicable. From the Effective Time until surrender in accordance with the provisions of this Section 1.9, each Certificate shall represent for all purposes only the right to receive the consideration provided in Section 1.8. All payments of respective shares of Holdco Common Stock that are made upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to the Company Common Stock evidenced by such Certificates.

(b) Dividends and Distributions. No dividends or other distributions with respect to Holdco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdco Common Stock, until the surrender of such Certificate in accordance with this Section 1.9. Following surrender of any such Certificate, there shall be paid to the holder of the certificate representing shares of Holdco Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Holdco Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Holdco Common Stock.

(c) Lost, Mislaid, Stolen or Destroyed Certificates. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Section 1.8 hereof, to deliver to Holdco a bond in such reasonable sum or a reasonably satisfactory indemnity agreement as Holdco may direct as indemnity against any claim that may be made against Holdco or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

(d) No Stock Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Section 1.8.

(e) Unclaimed Merger Consideration. Any shares of Holdco Common Stock due former shareholders of the Company pursuant to Section 1.8 hereof that remain unclaimed by such former shareholders after the Effective Time shall be held by Holdco, and any former holder of Company Common Stock who has not theretofore complied with Section 1.9(a) shall thereafter look only to Holdco for issuance of the number of shares of Holdco Common Stock to which such holder has become entitled pursuant to the provisions of Section 1.8 and Section 1.9(b) hereof; provided, however, that neither Holdco nor any party hereto shall be liable to a former holder of Company Common Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE II

ACTIONS TO BE TAKEN IN

CONNECTION WITH THE MERGER

Section 2.1 Assumption of Registered Stock Plans and Other Agreements. Holdco and the Company hereby agree that they will execute, acknowledge and deliver an assumption agreement pursuant to which Holdco will, from and after the Effective Time, assume and agree to perform all outstanding obligations of the Company pursuant to (i) the Company’s stock plans, including the Lumber Liquidators, Inc. 2007 Equity Compensation Plan (Reg. No. 333-147247), the Lumber Liquidators, Inc. 2006 Equity Compensation Plan (Reg. No. 333-147247) and the Lumber Liquidators, Inc. 2004 Stock Option and Grant Plan (Reg. No. 333-147247) (collectively, the “Registered Stock Plans”); (ii) each stock option agreement and/or similar agreement entered into pursuant to the Registered Stock Plans, and each outstanding Option granted thereunder; and (iii) any other agreements that management of the Company deems necessary to be assumed by Holdco (the “Other Agreements”). At the Effective Time, the Registered Stock Plans and the Other Agreements shall each be automatically amended as necessary to provide that references to the Company in such agreements shall be read to refer to Holdco.

The outstanding options and other awards assumed by Holdco shall be exercisable and/or settled upon the same terms and conditions as under the Plans immediately prior to the Effective Time, except that, upon the exercise of each such option or settlement of such award, shares of Holdco Common Stock shall be issuable in lieu of each share of Company Common Stock issuable with respect thereto immediately prior to the Effective Time.

The Company and Holdco will take or cause to be taken all actions necessary or desirable in order for Holdco to assume and perform the obligations of the Company under the Registered Stock Plans and Other Agreements, all to the extent deemed appropriate by the Company and Holdco and permitted under applicable law.

Section 2.2 Post-Effective Amendments. It is the intent of the parties hereto that Holdco, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings under the Securities Act of 1933, as amended. As soon as practicable following the Merger, Holdco will file post-effective amendments to the Company’s registration statements on Form S-8 covering the Registered Stock Plans, adopting such statements as its own registration statements for all purposes of the Securities Act and the Exchange Act and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statements from being misleading.

Section 2.3 Reservation of Shares. On or prior to the Effective Time, Holdco will reserve sufficient shares of Holdco Common Stock to provide for the issuance of Holdco Common Stock with respect to awards outstanding under the Registered Stock Plans.

Section 2.4 Employee Benefit Plans. The Company and Holdco will take or cause to be taken all actions necessary or desirable in order for Holdco to assume (or become a participating employer in) each existing employee benefit plan and agreement of the Company, with or without amendments, or to adopt, comparable plans, all to the extent deemed appropriate by the Company and Holdco and permitted under applicable law.

ARTICLE III

CONDITIONS OF MERGER

Section 3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto of each of the following conditions:

(a) The Company shall have received any approvals or permits and any consents, waivers or amendments or other modification to the outstanding agreements, contracts, instruments or other understandings which the Company deems necessary or desirable in connection with the Merger and the transactions contemplated by this Agreement.

(b) Prior to the Effective Time, no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

ARTICLE IV

TERMINATION AND AMENDMENT

Section 4.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, Holdco or MergerSub if any such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Company, Holdco or MergerSub nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

Section 4.2 Amendment. This Agreement may be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

Section 5.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 5.3 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 5.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Holdco and MergerSub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LUMBER LIQUIDATORS, INC.

By:	/s/
Name:
Title:

LUMBER LIQUIDATORS HOLDINGS, INC.

By:	/s/
Name:
Title:

LUMBER LIQUIDATORS MERGER SUB, INC.

By:	/s/
Name:
Title:

CERTIFICATE OF THE SECRETARY

OF

LUMBER LIQUIDATORS, INC.

I, E. Livingston B. Haskell, Secretary of Lumber Liquidators, Inc., a Delaware corporation, hereby certify that this Agreement to which this certificate is attached has been adopted pursuant to Subsection 251(g) of the DGCL and the conditions specified in the first sentence of Subsection 251(g) have been satisfied.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 29th day of December, 2009.

Lumber Liquidators, Inc.

/s/ E. Livingston B. Haskell
By:	E. Livingston B. Haskell, Secretary